Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106273



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 9, 2003)

                                  $175,000,000

                             TRIARC COMPANIES, INC.
               5% CONVERTIBLE NOTES DUE 2023 AND SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                               __________________

This prospectus supplement supplements our prospectus dated July 9, 2003, relating to the offer and resale by various selling securityholders of up to $175,000,000 aggregate principal amount of our 5% Convertible Notes due 2023 and shares of our Class A common stock into which the notes are convertible. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and the previous prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained therein.

The information in the table contained under the heading "Selling
Securityholders" beginning on page 58 of the prospectus is hereby amended by adding the information below with respect to persons not previously listed in the prospectus or any supplements thereto:

                                                                                                 NUMBER OF SHARES
                                                                             PRINCIPAL AMOUNT      OF CLASS A
                                                                                 OF NOTES         COMMON STOCK
                                                                               BENEFICIALLY        BENEFICIALLY
                                                                               OWNED AND            OWNED AND
                                                                                OFFERED              OFFERED
                          SELLING SECURITYHOLDER                                HEREBY($)           HEREBY(1)
---------------------------------------------------------------------        ----------------    -----------------
Amaranth L.L.C.......................................................           15,840,000              396,000
DBAG - London........................................................            4,865,000              121,625
HFR CA Select Fund...................................................              700,000               17,500
Xavex - Convertible Arbitrage 7 Fund c/o TQA Investors LLC...........              300,000                7,500
Zazove Convertible Arbitrage Fund, L.P. c/o Zazove Associates, LLC...            1,100,000               27,500
Zazove Hedged Convertible Fund, L.P. c/o Zazove Associates, LLC......              700,000               17,500
Zurich Institutional Benchmarks Master Fund Ltd. c/o Zazove
     Associates, LLC.................................................              900,000               22,500

------------------------------------
(1) Includes shares of Class A common stock issuable upon conversion of the notes, and assumes a conversion rate of 25 shares per $1,000 principal amount of the notes, which conversion rate is subject to adjustment as described under "Description of the Notes--Conversion of Notes" in the prospectus. Accordingly, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we will not issue fractional shares of Class A common stock upon conversion of the notes and, in lieu thereof, will pay cash.

                                 _______________

INVESTING IN THE SECURITIES OFFERED BY THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS.

                                 _______________

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                THIS PROSPECTUS SUPPLEMENT IS DATED JULY 25, 2003